EXHIBIT 10.1

[WTW LETTERHEAD]

[DATE]

[OpCo MEMBER NAME]

Re.    Retention Bonus Agreement (the “Agreement”)

Dear [OpCo MEMBER NAME],

As you know, Willis Towers Watson Public Limited Company (the “Company”) and Aon plc (“Aon”) have signed a Business Combination Agreement to combine their businesses (the “Business Combination”). The Company would like you to remain employed through the closing of the Business Combination (the “Completion Date”) to assist with the Company’s continuing business. To incentivize your continued employment through the Completion Date, you are eligible for a retention bonus payable in cash (the “Retention Bonus”), subject to the following terms and conditions:

1.	Conditions of Earning Retention Bonus. In order to earn the Retention Bonus, all of the following conditions must be met:

a.	the closing of the Business Combination must occur prior to or on July 20, 2021;

b.	you must remain actively employed with the Company through the Completion Date, except as otherwise provided in Section 4.a. below;

c.	you must successfully complete all tasks and projects assigned to you from January 1, 2021 through the Completion Date, as determined by John Haley, the CEO of the Company, in his sole discretion; and

d.

you must not have received an offer of post-Completion Date employment with Aon or one of its affiliates to serve on Aon’s Executive Committee (or equivalent committee), regardless of whether you accept the offer of employment.

2.	Retention Bonus Amount and Payment

a.

The amount of the Retention Bonus will be equal to the product of [$AMOUNT] (equivalent to [$AMOUNT] per month), multiplied by a fraction, the numerator of which is the number of whole and partial months you were employed from January 1, 2021 to the earlier of the Completion Date or June 30, 2021, and the denominator of which is 6.

b.	If earned, the Retention Bonus shall be payable in a lump sum, less applicable tax and other deductions and withholdings, within thirty (30) days following the Completion Date.

3.

Resignation from Employment by the Employee. If you resign from employment with the Company or give notice of termination of your employment before the Completion Date for any reason, you will not receive the Retention Bonus or any portion thereof.

4.	Termination of Employment by the Company

a.

If your employment is terminated by the Company for any reason other than for Cause (as defined below) before the Completion Date, you will continue to be eligible to earn the Retention Bonus as provided in Section 2 hereof if the other conditions set forth in Sections 1.a. and 1.c. above are met.

b.

You will not be entitled to the Retention Bonus or any portion thereof if your employment is terminated or you are given notice of termination of employment by the Company for Cause before the Completion Date. For the purposes of this Agreement, Cause means: (i) your gross or chronic neglect or negligence in the performance of your employment duties with respect to the Company or its affiliates having been provided reasonable notice of such neglect or negligence and a period of at least ten (10) days after your receipt of such notice to cure and/or correct such neglect or negligence; (ii) your willful misconduct in connection with your employment which is injurious to the Company or its affiliates (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by you to the Company or its affiliates); (iii) your conviction of any criminal act (other than minor road traffic violations not involving imprisonment); (iv) breach of any of your restrictive covenants and other obligations as provided in your employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between you and the Company or any of its affiliates (other than an insubstantial, inadvertent and non-recurring breach); or (v) your material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after your receipt of such notice.

5.	Additional Provisions

a.

To the extent you are employed at-will, nothing in this Agreement alters the at-will nature of your employment relationship with the Company, and either you or the Company may terminate your employment at any time with or without cause or notice.

b.	This Agreement cannot be modified or changed in any way except in writing, signed by you and an authorized officer of the Company.

c.

This Agreement constitutes the entire agreement between you and the Company with respect to a retention bonus. This Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements concerning this subject matter.

d.

This Agreement supplements, and, except as expressly provided in this Agreement, does not supersede, any employment agreement or terms and conditions of employment applicable to you, including any confidentiality obligations and restrictive covenants to which you are subject.

e.

You hereby agree and acknowledge that, if the closing of the Business Combination occurs on or prior to July 20, 2021, the payment of the Retention Bonus, to the extent earned, is in lieu of, and in satisfaction of, any right you may have under your employment agreement or the terms governing your compensation to receive an annual Long-Term Incentive (LTI) award (i.e., an annual share-based award) in connection with your 2021 annual compensation and that consequently you will not receive any LTI award for the 2021 financial year.

f.	This Agreement shall be governed by the laws of the State of New York. If any provision is deemed to be invalid or unenforceable, the remainder of this Agreement shall be given full force and effect.

g.

This Agreement shall be interpreted to be in compliance with or exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall the Company or any affiliate of the Company (or their employees, agents, officers, directors, managers, successors or assigns) be liable to you or to any other party claiming a right under this Agreement for any failure to comply with Section 409A of the Code or to fall under an applicable exemption thereunder.

h.

Please sign this Agreement where indicated below and return it to the Company by [DATE] to signify your acceptance. If you do not return the signed Agreement by the deadline, the offer contained herein will expire and you will not be eligible for the Retention Bonus.

i.	If the closing of the Business Combination does not occur on or prior to July 20, 2021, this Agreement shall be terminated and shall have no further force or effect.

[Signature page follows]

On behalf of the Company:

[NAME] - [TITLE]

Accepted and agreed:

[OpCo MEMBER NAME]

Date